EXHIBIT 99.5

                               CONSENT RESOLUTION

                               OF THE DIRECTORS OF

                            ANTICLINE URANIUM, INC.,
                              a Nevada corporation

    Reversing, in part, the October 4, 2001 merger transaction exchange ratio

     The undersigned Board of Directors of the Anticline Uranium, Inc., a Nevada

corporation ("Company") has determined that in the merger transaction by and between Anticline-California and Anticline-Nevada, a transaction made effective on October 4, 2001, the exchange ratio was too severe.  Specifically, the exchange ratio of one (1) share of Anticline-Nevada for every one hundred (100)

shares of Anticline-California leaves only 53,278 shares in the public "float."

The Board has determined that this is not in the best interests of the Company because it will not only be difficult to attract and obtain a securities broker-

dealer to agree to submit a listing for the OTC Bulletin Board as a result of such a small float but it will also make it difficult to create and sustain a well-developed and efficient market for the Company's stock after an OTC

Bulletin Board symbol is obtained, if one ever is.

     Based on the foregoing, the undersigned directors hereby unanimously resolve that, effective December 31, 2001, the stock of the Company shall be forward split four (4) shares for every one (1) share resulting after the merger transaction made effective on October 4, 2001.  What this does is have the effect of making the merger transaction exchange ratio 1 share for every 25 shares as opposed to 1 share for every 100 shares.  Furthermore, while this 4 for 1 forward split will result in 20,213,112 shares of the Company issued and outstanding (5 million "restricted" shares having been issued to North Beck

Joint Venture), North Beck Joint Venture, LLC ("North Beck") is agreeable to tendering 15 million shares back to the Company for cancellation on and as of

December 31, 2001, at the time of the effectiveness of the 4 for 1 forward split, leaving a total of 5,213,112 common capital shares then issued and outstanding, 213,112 shares of which shall comprise the float and the remaining

5 million "restricted" shares comprising the number of shares acquired by North

Beck under the August 10, 2001, mining lease agreement.

     To further confirm the propriety and legality of the foregoing corporate action, the undersigned directors hereby further resolve to obtain from North

Beck, a signed written Consent to Shareholder Action in accordance Nevada

Revised Statutes (NRS) 78.320 entitled "Stockholders' meetings; . . . consent for actions taken without meeting."  This written Consent by and from the singular shareholder holding 98.2% of the Company's issued and outstanding shares shall approve the foregoing corporate action and when obtained, a copy thereof is and shall be attached to this Consent Resolution and made a part hereof.

     BE IT FURTHER RESOLVED THAT a letter shall be mailed to the shareholders as soon as practicable notifying them that, effective December 31, 2001, for every

25 shares of Anticline-California they had, they will receive one (1) share of

Anticline-Nevada and that the October 4, 2001, merger transaction exchange ratio is effectively modified accordingly.

     IN WITNESS WHEREOF, the undersigned directors of Anticline Uranium, Inc., a

Nevada corporation, hereby unanimously certify that the foregoing action was duly adopted and made effective on the 21st day of December, 2001, action to take effect on the books and records of the Company 10 days later or on or before the close of business on December 31, 2001.

     DATED this 11th day of January, 2001.





                                   _________________________________
                                   s/ John Michael Coombs, Director


     DATED this 11th day of January, 2001.





   ________________________________
  /s/ Terry S. Pantelakis, Director














                        CONSENT TO SHAREHOLDER ACTION OF

                 ANTICLINE URANIUM, INC., a Nevada corporation,

                                WITHOUT A MEETING


     Pursuant to Nevada Revised Statutes (NRS) 78.320 entitled "Stockholders' meetings; . . . consent for actions taken without meeting," the undersigned shareholder of Anticline Uranium, Inc., a Nevada corporation (hereinafter "Company"), a shareholder owning and holding 98.2% of the Company's currently issued and outstanding shares, and consistent with a certain Consent Resolution of the Company's directors made effective on December 31, 2001, hereby consents, in writing, to cast all of its five million (5,000,000) "restricted" shares, namely, the shares issued to it in consideration for the execution of a certain mining lease on August 10, 2001, in favor of the corporate action set forth in such Consent Resolution. Specifically, the undersigned shareholder hereby casts all of its 5,000,000 shares in favor of the resolution to forward split the stock 4 for 1 effective at the close of business on December 31, 2001, thereby modifying the October 4, 2001, merger transaction exchange ratio from 1 for every 100 shares to 1 for every 25 shares. The undersigned further consents and agrees to contribute 15 million shares that it shall receive in the forward split back to the Company for cancellation on its books and records.
     This written consent shall also constitute minutes of the proceedings of the stockholders as contemplated in NRS 78.320.3. As further set forth in NRS
78.320.3 and because this consent to shareholder action is in writing, notice of a stockholders' meeting was not given and no formal meeting was called.
     DATED this 11th day of January, 2002, but made effective as contemplated in the accompanying unanimous Consent Resolution of the directors of the Company.

                              North Beck Joint Venture, LLC
                              Print Name of Holder/Owner

                              NORTH BECK JOINT VENTURE, LLC




                              ______________________________
                              By:  John Michael Coombs
                              Its:  Managing Member
                              Signature of Holder/Owner